Ex. (e)(ii)

Amendment to Amended and Restated Distribution Agreement

This Amendment, entered into as of June 19, 2014 (the “Execution Date”) and effective as of August 13, 2014 (the “Effective Date”), to the Distribution Agreement (this “Amendment”), by and between Wakefield Alternative Series Trust, a Delaware statutory trust established under the laws of the State of Delaware (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Distributor”).

WHEREAS, the Trust and the Distributor entered into an Amended and Restated Distribution Agreement dated as of February 25, 2014, as amended and as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Trust and the Distributor wish to amend the provisions of the Agreement to a revised APPENDIX A – LIST OF PORTFOLIOS of the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.     Upon the Effective Date, the parties hereto agree to delete the current APPENXID A – LIST OF PORTFOLIOS to the Agreement in its entirety and replace it with a new APPENDIX A – LIST OF PORTFOLIOS attached hereto and incorporated by reference herein.

2.     Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Execution Date.

WAKEFIELD ALTERNATIVE SERIES TRUST	ALPS DISTRIBUTORS, INC.

By: /s/ Patrick F. Hart III	By: /s/ Jeremy O. May
Name: Patrick F. Hart III	Name: Jeremy O. May
Title: Vice President	Title: President

Ex. (e)(ii)

APPENDIX A

LIST OF PORTFOLIOS

(Effective August 13, 2014)

Wakefield Managed Futures Strategy Fund

Clinton Long Short Equity Fund